UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: August 12, 2011

(Date of earliest event reported)

Forbes Energy Services Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Texas*	333-150853-04	98-0581100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 South Business Highway 281 Alice, Texas		78332
(Address of Principal Executive Offices)		(Zip Code)

(361) 664-0549

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

* As of August 12, 2011, the registrant changed its jurisdiction of organization from Bermuda to Texas, by discontinuing from Bermuda and converting into a Texas corporation.

Item 3.03 – Material Modification to Rights of Security Holders.

Effective August 12, 2011, Forbes Energy Services Ltd., or the Company, completed a four-to-one consolidation of its common stock, whereby each four shares of common stock, of par value $0.01 each, were consolidated into a single share of common stock of par value $0.04, or the Share Consolidation. Immediately after the Share Consolidation, the Company changed its jurisdiction of organization from Bermuda to Texas, by discontinuing its existence in Bermuda and converting into a Texas corporation, or the Texas Conversion. The Share Consolidation was effected under Bermuda law by resolution of the Company’s board of directors pursuant to the Company’s bye-laws in effect at such time. The Texas Conversion was effected by the filing a notice of discontinuance and related documents in Bermuda and by filing a certificate of formation, certificate of conversion and plan of conversion with the Texas Secretary of State. For convenience, the Company in its capacity as a Bermuda exempt company prior to the Texas Conversion shall be referred to herein as “Forbes Bermuda” and the Company in its capacity as a Texas corporation after the Texas Conversion shall be referred to herein as “Forbes Texas.”

A copy of the press release announcing the completion of the Share Consolidation and Texas Conversion is attached hereto as Exhibit 99.1.

The Texas Conversion will not be deemed to create a new legal entity. Rather the Company’s prior corporate existence will be deemed to continue into Texas. Further, the Texas Conversion will not directly result in any change to the Company’s business, assets and liabilities, management, employees, principal business locations and fiscal year.

With respect to the Company’s common stock, a new CUSIP number of 345143101 will replace the old CUSIP number of G38007103, to distinguish between the Company’s common stock before and after the Share Consolidation and Texas Conversion. Notwithstanding the effective date of the Share Consolidation and Texas Conversion of August 12, 2011, in accordance with standard procedures of the Toronto Stock Exchange, or the TSX, the Company’s common stock continued to trade on the TSX on a pre-consolidation, pre-conversion basis, under the old CUSIP, through Monday, August 15, 2011. At market open on Tuesday, August 16, 2011, trading began on the TSX on a post-consolidation post-conversion basis under the new CUSIP number listed above. Both before and after the Share Consolidation and Texas Conversion, the Company’s common stock traded on the TSX under the symbol FRB. Further, beginning on Tuesday, August 16, 2011, our common stock began trading on a post-consolidation, post-conversion basis on the NASDAQ Global Market, or NASDAQ, under the symbol FES.

A copy of the press release announcing the timing of the trading of our common stock on a post-consolidated, post-conversion basis on the TSX and NASDAQ is attached hereto as Exhibit 99.2.

Letters of transmittal were mailed to shareholders on August 12, 2011, requesting them to forward their certificates representing their common stock before the Share Consolidation and Texas Conversion to American Stock Transfer and Trust Company, LLC, who will be acting as the Company’s exchange agent, or CIBC Mellon Trust Company, who will be acting as the Company’s forwarding agent in Canada, to be exchanged for share certificates representing the appropriate number of shares of common stock of the Company, on a post-Share Consolidation and post-Texas Conversion basis. A specimen copy of the new certificate for the common stock of the Company is attached hereto as Exhibit 4.1. No fractional shares will be issued as a result of these transactions. Holders who would otherwise be entitled to receive a fractional share as a result of the Share Consolidation will receive cash in lieu of such issuance.

The rights of the holders of the Company’s common stock are now governed by the Company’s Texas certificate of formation, the new Texas bylaws and Texas corporate law, each of which are described below in the section entitled “Description of Capital Stock.” The Texas certificate of formation and bylaws are filed as Exhibits 3.1 and 3.2 to this Current Report on 8-K, respectively, and are hereby incorporated by reference into this Item 3.03. The description of the certificate of formation and bylaws referenced below is a summary and does not purport to be a complete description of those documents, and is qualified in its entirety by reference to the copies of those documents filed as exhibits hereto.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the capital stock (both common and preferred) of Forbes Texas after the Share Consolidation and Texas Conversion and a comparison of that capital stock to the equivalent capital stock of Forbes Bermuda prior to the Share Consolidation and Texas Conversion.

General

Prior to the Texas Conversion, Forbes Bermuda was an exempted company organized under the laws of Bermuda. We were incorporated on April 9, 2008 under the name Forbes Energy Services Ltd. and were registered with the Registrar of Companies in Bermuda under registration number 41727. As a result of the Texas Conversion, we discontinued our existence in Bermuda and became a Texas corporation under the name Forbes Energy Services Ltd.

Authorized Share Capital

Prior to the Share Consolidation and Texas Conversion, Forbes Bermuda’s authorized share capital was $500,000, divided into 450,000,000 common shares of par value $0.01 each, 40,000,000 Class B shares of par value $0.01 each and 10,000,000 preference shares of par value $0.01 each (of which 600,000 shares have been designated as Series A Junior Participating Preferred Shares, or Series A Preferred Shares, and 825,000 shares have been designated as Series B Senior Convertible Preference Shares, or Series B Preferred Shares). After the Share Consolidation, the number of common shares issued or available for issuance was reduced from 450,000,000 to 112,500,000.

Prior to Texas Conversion, the Company did not exist under Texas law and did not have any Texas share capital. After the Texas Conversion, Forbes Texas’ authorized share capital consists of 112,500,000 shares of common stock, par value $0.04 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Of the shares of preferred stock of Forbes Texas authorized, 600,000 shares are designated as Series A Junior Participating Preferred Stock, or Series A Preferred Stock, and 825,000 shares are designated as Series B Senior Convertible Preferred Stock, or Series B Preferred Stock. The authorized share capital of Forbes Texas after the Texas Conversion is the same as that of Forbes Bermuda immediately prior to the Texas Conversion, except that Forbes Texas does not have any Class B shares, none of which were outstanding at the time of the Texas Conversion.

Common Stock

Immediately prior to the Share Consolidation, we had 83,673,700 common shares, par value $0.01 each, issued and outstanding. Upon effectiveness of the Share Consolidation, each four common shares of par value $0.01 each were consolidated into one common share of par value $0.04. Further, as a result of the Share Consolidation, the total number of authorized common shares was reduced from 450,000,000 to 112,500,000. Upon effectiveness of the Texas Conversion, which occurred after the Share Consolidation, each common share of Forbes Bermuda then outstanding was automatically converted by operation of law into a share of common stock of Forbes Texas, par value $0.04 per share. Simultaneously with the reduction of the authorized common shares by a factor of four as a result of the Share Consolidation the par value of the common shares was increased by a factor of four. As a result of this, the authorized share capital, which is defined as the number of authorized common shares multiplied by the par value of such shares remained the same before and after the Share Consolidation, as required by Bermuda law and the bye-laws of Forbes Bermuda in effect at the time of the Share Consolidation.

Prior to the Share Consolidation and Texas Conversion, Forbes Bermuda had reserved 11,910,000 common shares for issuance under its Incentive Plan. Pursuant to the terms of the Incentive Plan, that after the Share Consolidation was effected, the options outstanding and the shares reserved under the Incentive Plan would be proportionately reduced. After taking into account the Share Consolidation, Forbes Texas had 2,977,500 shares of its common stock currently reserved for issuance under the Incentive Plan.

The Company has common shares reserved for issuance upon the exchange of rights associated with its Series A Preferred Shares and the conversion of its Series B Preferred Shares. Under the Rights Agreement dated May 19, 2008, between the Company and CIBC Mellon Trust Company, the Company is required to maintain sufficient authorized common shares to effect the exchange of each right to purchase one one-hundredth of one Series A Preferred Share, or Rights, for one common share. Each common share outstanding prior to the Share Consolidation had one Right associated therewith. While the Share Consolidation reduced the number of outstanding shares, it did not reduce the number of Rights outstanding. Nevertheless, if an exchange of Rights for common equity is ever effected, the exchange ratio will be adjusted at that time to take into account the Share Consolidation. Prior to the Share Consolidation and Texas Conversion, Forbes Bermuda had reserved a number of common shares equal to the number of common shares at that time outstanding for issuance upon the exchange of Rights for common shares. After the Share Consolidation and Texas Conversion, Forbes Texas continues to reserve a number of shares of its common stock equal to the number of shares of common stock outstanding for issuance upon the exchange of Rights for common shares. For more information see “Description of Capital Stock— Shareholder Rights Plan” below.

Prior to the Texas Conversion, Forbes Bermuda was required, under the certificate of designation of its Series B Preferred Shares, to reserve for issuance the number of its duly authorized common shares as was, from time to time, sufficient to effect the conversion of all outstanding Series B Preferred Shares. Immediately prior to the Share Consolidation and Texas Conversion, Forbes Bermuda reserved 21,170,124 common shares for issuance on the conversion of the Series B Preferred Shares. Upon the Share Consolidation, the ratio by which the Series B Preferred Shares convert into common shares automatically adjusted. After taking into account the Share Consolidation, Forbes Texas currently reserves 5,292,531 shares of common stock for issuance upon the conversion of its Series B Preferred Stock.

In the event that the common stock of Forbes Texas is issued either upon the exchange of rights associated with our Series A Preferred Shares or the conversion of our Series B Preferred Shares, the shareholders of Forbes Texas may experience substantial dilution.

The rights, terms and preferences of the Series A Preferred Stock and the Series B Preferred Stock are discussed in further detail below under “—Preferred Stock—Series A Junior Participating Preferred Stock” and “—Preferred Stock—Series B Senior Convertible Preferred Stock.” For a full description of the Series A Preferred Stock and the Series B Preferred Stock, or Preferred Stock, of Forbes Texas, please see the certificates of designation attached to the certificate of formation, attached hereto as Exhibit 3.1.

Forbes Texas’s common stock carries the following rights:

•

Voting. Holders of the common stock of Forbes Texas are entitled to one vote per share of common stock owned as of the relevant record date on all matters submitted to a vote of shareholders. Except as otherwise required by Texas law, holders of common stock of Forbes Texas (as well as holders of any preferred stock of Forbes Texas entitled to vote with such common shareholders) vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors. Texas law and the new certificate of formation of Forbes Texas do not provide for cumulative voting with respect to the election of directors or any other matters.

•

Dividends and distributions. Subject to certain restrictions set forth in Texas law and the certificates of designation of the Company’s series of preferred stock, the holders of the common stock of Forbes Texas have the right to receive dividends and distributions, whether payable in cash or otherwise, as they may be declared from time to time by its board of directors.

•

Liquidation, dissolution or winding up. In the event of the liquidation, dissolution or winding-up of Forbes Texas, holders of its common stock will be entitled to share equally and ratably in the Company’s assets, if any, that remain after the payment of all of its debts and liabilities, subject to any liquidation preference on any issued and outstanding Preferred Stock.

•

Restrictions on transfer. The common stock of Forbes Teas is not subject to restrictions on transfer as a result of the certificate of formation or bylaws of Forbes Texas. Nevertheless, there may be restrictions imposed by applicable securities laws or by the terms of other agreements. The bylaws of Forbes Texas permit the Company to place restrictive legends on its share certificates in order to ensure compliance with these restrictions.

•	Other rights. Holders of the common stock of Forbes Texas have no preemptive, redemption, conversion or sinking fund rights.

The rights, preferences, and privileges of the holders of the common stock of Forbes Texas are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock of Forbes Texas.

Preferred Stock

We currently have no shares of Series A Preferred Stock and 588,059 shares of Series B Preferred Stock outstanding. The Share Consolidation did not impact the number of outstanding Series B Preferred Shares; however, it did impact the rate by which such preferred shares convert into common shares, reducing such rate by a factor of 4. Upon the completion of the Texas Conversion, the Series A Preferred Shares and Series B Preferred Shares of Forbes Bermuda automatically converted by operation of law into an equal number of shares of Series A Preferred Stock and Series B Preferred Stock of Forbes Texas of equivalent par value per share. Under the new Forbes Texas certificate of formation, our board of directors is authorized to provide, by a vote of at least seventy-five percent of the directors then in office, for the issuance of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, references, rights, qualifications, limitations and restrictions of the shares of each such series. Both before and after the completion of the Conversion, our board of directors could, without shareholders approval, issue preference shares or preferred stock, respectively, with rights that could adversely affect the holders of its common stock (including their voting ability) and which could have certain antitakeover effects.

Series A Junior Participating Preferred Stock

The designation, preferences, terms, qualifications, limitations, restrictions and relative rights, including voting rights, of the Series A Preferred Stock are set forth in the certificate of designation of Series A Junior Participating Preferred Stock of Forbes Texas, which is attached as Appendix A to the certificate of formation of Forbes Texas attached hereto as Exhibit 3.1. This certificate of designation is identical in all material respects to the previous certificate of designation of Series A Junior Participating Preferred Shares of Forbes Bermuda.

The Series A Preferred Stock is not redeemable. Each share of Series A Preferred Stock is entitled to receive, when, as and if declared, a minimum preferential quarterly dividend payment of $1.00 per share or, at the most, an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $100.00 per share (plus any accrued but unpaid dividends) and will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series A Preferred Stock has 100 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of common stock. These rights are subject to adjustment and protected by customary antidilution provisions, including a proportional adjustment as a result of the Share Consolidation.

The Series A Preferred Stock is associated with the shareholder rights plan of Forbes Texas, which is discussed below.

Series B Senior Convertible Preferred Stock

The designation, preferences, terms, qualifications, limitations, restrictions and relative rights, including voting rights, of the Series B Preferred Stock are set forth in the certificate of designation of Series B Senior Convertible Preferred Stock of Forbes Texas, which is attached as Appendix B to the new certificate of formation attached hereto Exhibit 3.1. This certificate of designation is identical in all material respects to the previous certificate of designation of Series B Senior Convertible Preferred Shares, or Series B Preferred Shares, of Forbes Bermuda.

The Series B Preferred Stock is convertible into the common stock of Forbes Texas, at an initial rate of 36 shares of common stock per share of Series B Preferred Stock, which rate was proportionally adjusted pursuant to the Share Consolidation. The rate is subject to further adjustment in the case of any other subdivision, or consolidation of the common stock, any dividend to holders of common stock in shares of common stock in which the holders of Series B Preferred Stock do not otherwise receive an equivalent distribution, any dividend to holders of common stock payable in cash that is greater in value than five percent (5%), calculated on an annual basis, of the then current common stock fair market value, or certain reorganizations, recapitalizations, reclassification, consolidations or mergers. If all such shares of Series B Preferred Stock are converted, at the initial conversion rate adjusted for the Share Consolidation, 5,292,531 shares of common stock will be issued to the holders of the Series B Preferred Stock. Nevertheless, no holder of the Series B Preferred Stock is entitled to effect a conversion of Series B Preferred Stock if such conversion would result in the holder (and affiliates) beneficially owning 20% or more of the common stock of Forbes Texas. Other terms of the Series B Preferred Stock are summarized below:

•

Rank. The Series B Preferred Stock rank senior in right of payment to the common stock and any class or series of capital stock that is junior to the Series B Preferred Stock, and pari passu with any series of the preferred stock of Forbes Texas that by its terms ranks pari passu in right of payment as to dividends and liquidation with the Series B Preferred Stock.

•

Dividends. The Series B Preferred Stock are entitled to receive preferential dividends equal to five percent (5%) per annum of the original issue price per share, payable quarterly in February, May, August and November of each year. Such dividends may be paid by Forbes Texas in cash and in kind (in the form of additional Series B Preferred Stock). In the event that the payment in cash or in kind of any such dividend would cause Forbes Texas to violate a covenant under its debt agreements, the obligation to pay, in cash or in kind, will be suspended until the earlier to occur of (i) and only to the extent any restrictions under the debt agreements lapse or are no longer applicable or (ii) February 16, 2015. During any such suspension period, the preferential dividends shall continue to accrue and accumulate.

•

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Forbes Texas, no distribution shall be made (i) to the holders of shares ranking junior to the Series B Preferred Stock unless the holders of Series B Preferred Stock shall have received, subject to adjustment as provided above, an amount equal to the original issue price per share of the Series B Preferred Stock plus an amount equal to accumulated and unpaid dividends and distributions thereon to the date of such payment, and (ii) to the holders of shares ranking on a parity with the Series B Preferred Stock, unless simultaneously therewith distributions are made ratably on the Series B Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of Series B Preferred Stock are entitled.

•

Voting Rights. The holders of Series B Preferred Stock are not entitled to any voting rights except as provided under the Texas Business Organizations Code, or the TBOC, provided that, if the preferential dividends on the Series B Preferred Stock have not been declared and paid in full in cash or in kind for eight or more quarterly dividend periods (whether or not consecutive), the holders of the Series B Preferred Stock shall be entitled to vote at any meeting of shareholders with the holders of common stock and to cast the number of votes equal to the number of whole shares of common stock into which the Series B Preferred Stock held by such holders are then convertible.

•

Optional Redemption. The Series B Preferred Stock may be redeemed by Forbes Texas at any time after the third anniversary of the issue date provided that at such time the fair market value of a share of common stock is greater than 120% of the issue price of the Series B Preferred Stock per share divided by the number of shares of common stock then issuable upon conversion of the Series B Preferred Stock. The redemption price, payable in cash, will be the original issue price per share of Series B Preferred Stock plus the related accumulated but unpaid dividends through the redemption date (the “Redemption Price”).

•	Mandatory Redemption. On the seventh anniversary of the date of issuance of the Series B Preferred Stock, Forbes Texas shall redeem any Series B Preferred Stock then outstanding at the then applicable Redemption Price. Such Redemption Price for mandatory redemption may, at the election of Forbes Texas, be paid in cash or in common stock valued for such purpose at 95% of the then fair market value of the common stock.

The initial issuance of Series B Preferred Shares was made by Forbes Bermuda on May 28, 2010, prior to Forbes Bermuda’s recent Conversion. The private placement pursuant to which the Series B Preferred Shares was issued, and the listing of the common stock issuable upon conversion of the initially issued Series B Preferred Shares, was approved by the Toronto Stock Exchange, or the TSX, which reviewed the certificate of designation of the Series B Preferred Shares prior to granting such approval. On August 28, 2010, Forbes Bermuda issued 7,259 shares of Series B Preferred Shares as an in-kind dividend in satisfaction of its obligations under the certificate of designation of the Series B Preferred Shares, and the TSX has conditionally approved the listing of the common stock issuable upon conversion of these Series B Preferred Shares, subject to compliance with the listing requirements of the TSX. However, the TSX informed Forbes Bermuda that the approval by the TSX of all issuances of Series B Preferred Shares issued in payment of in-kind dividends will be subject to certain restrictions imposed by the rules of the TSX upon the issuance of listed stock at a discount. Under these rules, the payment of in-kind dividends may contravene the rules of the TSX if the effective conversion price of the common stock underlying such Series B Preferred Shares represents a discount to the market price of the common stock at the time of payment of such dividend exceeding the maximum discount permissible under the rules of the TSX, unless the Forbes Bermuda receives shareholder approval for such an issuance. Due to this requirement, Forbes Bermuda sought and received shareholder approval at its annual meeting on June 27, 2011 for a pool of shares of Series B Preferred Shares equal to the maximum number of such shares which may be issued as in-kind dividends for outstanding and future quarterly dividend periods. As of the date hereof, Forbes Bermuda had paid all accrued dividends for completed quarterly dividend periods.

On January 18, 2011, prior to the Conversion, the holders of the Series B Preferred Shares approved an amendment to the certificate of designation of the Series B Preferred Shares designed to allow Forbes Bermuda to pay cash in lieu of issuing fractional shares created as a result of the recent Share Consolidation. On January 20, 2011, this amendment was approved by Forbes Bermuda’s board of directors and became effective. As the Company has not paid dividends on the Series B Preferred Shares through the most recent quarterly payment date due to the issues described above, the Company is subject to certain restrictions in the certificate of designation of the Series B Preferred Shares, including a prohibition on purchasing or otherwise acquiring for consideration any shares junior to the Series B Preferred Shares. The amendment adopted by the holders of the Series B Preferred Shares created an exception for the purchase by the Company of, or the payment of cash in lieu of the issuance of, fractional shares of any of the Company’s capital stock arising out of any bonus issue of shares, share consolidations or subdivisions, stock dividends, splits or combinations or business combinations. This change is reflected in Forbes Texas’s current certificate of designation of the Series B Preferred Stock.

Certain of the redemption features are outside of the Company’s control, and as a result, the Series B Preferred Stock have been reflected in the consolidated balance sheet as temporary equity.

Anti-Takeover Provisions in Texas Law and the New Forbes Texas Certificate of Formation and Bylaws

As with the organizational documents of Forbes Bermuda, the certificate of formation and bylaws of Forbes Texas contain provisions that may discourage or prevent a change of control, even if such transaction would be beneficial to our shareholders.

Both the bye-laws of Forbes Bermuda and the bylaws of Forbes Texas contain restrictions on the time period in which directors may be nominated. Under the bye-laws of Forbes Bermuda director nominations for consideration at an annual meeting, other than nominations made by the board of directors or holders of the Class B shares, had to be made not less than 20 and no more 60 days before the anniversary of the last annual meeting (with certain limited exceptions). In order to better conform with U.S. securities laws, the bylaws of Forbes Texas are slightly different from the bye-laws for Forbes Bermuda in that they provide that shareholder nominations for the board of directors must be received by the Company not less than 90 and no more than 150 days before the anniversary of our last annual meeting in order to be considered at the following annual meeting.

Both the organizational documents of Forbes Bermuda and Forbes Texas give our board of directors the authority, provided that they act by a vote of at least 75% of the directors then in office, to fix the designation, preferences, terms, qualifications, limitations, restrictions and relative rights of the preferred stock of Forbes Texas and to issue such shares without a shareholder vote. Notwithstanding the foregoing, while shares of Series B Preferred Stock are outstanding, we will not be permitted to issue any series of Preferred Stock with rights and privileges senior to or greater than those of the Series B Preferred Stock.

Under bye-laws of Forbes Bermuda in effect prior to the Texas Conversion, a business combination with certain interested shareholders had to be approved by the board of directors and by a vote of 66 2/3% of the shareholders. The organizational documents of Forbes Texas do not contain a similar provision, however, Forbes Texas is subject to Section 21 of the TBOC. Section 21 prohibits Forbes Texas from engaging in certain business combination (including mergers, share exchanges and conversions) with a shareholder beneficially owning 20% or more of our voting stock for a period of three years subsequent to the date on which the shareholder became an affiliated shareholder unless:

•	the business combination or acquisition of shares by the affiliate shareholder is approved prior to the time that the person becomes an affiliated shareholder; or

•	the business combination is approved by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the affiliated shareholders.

These provisions may have the effect of discouraging or slowing any attempt to acquire Forbes Texas even if such acquisition may be favorable to the interests of Forbes Texas’s shareholders. Further, as discussed below, our shareholder rights plan continued in effect after the Texas Conversion. For information on the anti-takeover effects of this plan see “Description of Capital Stock— Shareholder Rights Plan” below.

Board of Directors

Similar to the bye-laws of Forbes Bermuda in effect prior to the Texas Conversion, the bylaws for Forbes Texas provide that the board of directors shall consist of not less than five and not more than seven directors or such greater or lesser number as may be determined by a unanimous vote of the board of directors or the vote of the holders of at least 66 2/3% of the voting stock represented in person or by proxy at a meeting at which a quorum is present. Forbes Texas’s board of directors has six members.

Additionally, similar to the bye-laws of Forbes Bermuda in effect prior to the Texas Conversion, the bylaws of Forbes Texas provide that any shareholder wishing to propose for election as a director someone who is not an existing director and not proposed by the board of directors must give notice of the intention to propose such person for election. Under the bye-laws of Forbes Bermuda, this notice had to be given not less than 20 and no more than 60 days before the anniversary of the last annual meeting, however, under the new bylaws for Forbes Texas, this notice must generally be given not less than 90 and no more than 150 days before the anniversary of the last annual meeting. Under both the bye-laws for Forbes Bermuda and the bylaws for Forbes Texas, where the number of persons validly proposed for election (or re-election) as a director is greater than the number of directors to be elected, the persons receiving the most votes shall be elected. An absolute majority of the votes cast is not a prerequisite to the election of directors. Under both documents, a director may be removed by shareholders owning a majority of the common stock voted at a shareholders’ meeting, provided notice of the shareholder meeting convened to remove the director is properly given to the director. The notice must contain a statement of the intention to remove the director and a summary of the basis for the proposed removal and must be served on the director not less than 30 days before the meeting. The director is entitled to attend the meeting and to be heard on the motion for his or her removal.

Shareholder Rights Plan

Forbes Bermuda adopted a shareholder rights plan prior to our initial Canadian public offering and simultaneous U.S. private placement. In connection with the adoption of our shareholder rights plan, the board of directors of Forbes Bermuda declared a dividend of one Right for each outstanding common share to shareholders of record on May 19, 2008. One Right also attaches to each share issued after such implementation. The Rights will become exercisable, and transferable apart from the common shares, 10 business days following a public announcement that a person or group has acquired beneficial ownership of, or has commenced a tender or exchange offer for, a specified percentage or more of the common shares.

The Share Consolidation did not impact the number of Rights outstanding (therefore, immediately after the Share Consolidation, there were four rights attaching to each common share); however, it did impact the ratio whereby such Rights may be exchanged for common shares. Additionally, the Share Consolidation caused the voting, dividend and other rights of the Series A Preferred Shares to be proportionally adjusted. After the Texas Conversion, our current shareholder rights plan continued as the shareholder rights plan. Therefore, four Rights will attach to each share of common stock issued by Forbes Texas while the rights plan is effective. While no material changes in the provisions of the rights plan resulted from the Texas Conversion, the Company will consider whether to amend the plan to conform the plan to the current state of the Company’s capital stock after the Share Consolidation and Texas Conversion.

Each Right of Forbes Texas initially entitles the holder to purchase one one-hundredth of one share of Series A Junior Participating Preference Stock at a price of $42.00, subject to adjustment. If a person becomes an “acquiring person” as defined below, each holder of a Right who is not an acquiring person will have the right to receive, upon exercise of each Right and payment of the purchase price, that number of shares of common stock (or, in certain circumstances, cash, property, or other securities) having a then current market price equal to twice the exercise price for one one-hundredth of one share of Series A Preference Stock. Similarly, if after an event triggering the exercise of the Rights, Forbes Texas is acquired in a merger or other business combination, or 50% or more of its assets or earning power are sold or transferred, each holder of a Right (other than holders whose Rights have been voided) will have the right to receive, upon exercise of the Right and payment of the purchase price, that number of shares of common stock of the acquiror having a then current market price equal to twice the exercise price for one one-hundredth of a share of Series A Preference Stock.

Under the shareholder rights plan, an acquiring person is a person or group that has acquired or has announced an offer to acquire 15% or more of the common stock then outstanding. The following are excluded from the definition of acquiring person:

•	Forbes Texas;

•	any subsidiary of Forbes Texas;

•	any employee benefit plan or employee stock plan of Forbes Texas, any subsidiary of Forbes Texas, or any person appointed under or holding common stock pursuant to the terms of any such plan; and

•

any person whose ownership of 15% or more of the common stock then outstanding results solely from being a beneficial owner of 15% or more of the common stock at the effective date of the shareholder rights plan, results from any transaction approved by at least 80% of the members of the board of directors, or results from a reduction in the number of issued and outstanding common stock pursuant to a transaction approved by the board of directors.

A person excluded for these reasons will become an acquiring person if it acquires any additional common stock, unless such additional acquisition does not result in the person owning 15% or more of the common stock, does not increase its percentage ownership of common stock, or is approved in the same manner.

Forbes Texas may redeem the Rights in whole, but not in part, at a redemption price of $.001 per Right at any time before the Rights become exercisable. The Rights will expire ten years after the implementation of the rights plan. Pursuant to the rights plan, all of the Series A Preference Stock is reserved for issuance upon exercise of the Rights.

The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who attempts to acquire Forbes Texas without the approval of the Board of Directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire Forbes Texas even if such acquisition may be favorable to the interests of Forbes Texas’s shareholders. Because the Board of Directors can redeem the Rights or approve certain offers, the Rights should not interfere with any merger or other business combination approved by the board of directors.

The description and terms of the Rights are set forth in a rights agreement between the Company and CIBC Mellon Trust Company.

Differences between the Governing Corporate Law and Organizational Documents for Forbes Bermuda and Forbes Texas

Prior to the Texas Conversion, the rights of current shareholders were governed by the laws of Bermuda and the memorandum of association and bye-laws of Forbes Bermuda in effect prior to the Texas Conversion. Upon the completion of the Texas Conversion, we were incorporated in Texas and became subject to Texas corporate law. Further, we discontinued our existence in Bermuda and ceased to be subject to Bermuda law. Therefore, the rights, preferences and privileges of shareholders of Forbes Texas are governed by the certificate of formation and bylaws of Forbes Texas and Texas corporate law.

As a result of the Texas Conversion, some of your rights as a shareholder of Forbes Texas differ from the rights you possessed as a shareholder of Forbes Bermuda. The following description summarizes the principal differences between the rights our shareholders possessed prior to the Texas Conversion under Bermuda law and the Forbes Bermuda memorandum of association and bye-laws, as compared with the rights our shareholders now possess under Texas law and the new Forbes Texas certificate of formation and bylaws.

Class B Shares

The bye-laws of Forbes Bermuda in effect prior to the Texas Conversion authorized 40,000,000 Class B shares, par value $0.01 per share. Holders of Class B shares had all of the rights of holders of common shares, except for the differences described in this section. The Class B shares were convertible, at any time, at the discretion of each holder into common shares. Holders of Class B shares had the right to be present at annual shareholder meetings, but, except as otherwise provided in the Companies Act and the bye-laws, had no right to vote on any matters at such meetings. The holders of the Class B shares were permitted to vote with the common shares on an as-converted basis for the following actions:

•	any increase or decrease in the authorized number of common shares or preference shares;

•	any agreement by the Company or its shareholders regarding a “business combination” (as defined in the bye-laws);

•	any increase or decrease in the authorized number of members of the board of directors;

•	the liquidation, dissolution or winding up of the Company; and

•	the voluntary placement of the Company into receivership proceedings in any relevant jurisdiction.

In addition, the following actions required the approval of holders of 75% of the Class B shares:

•	any increase or decrease in the authorized number and any issuance of Class B shares;

•	any amendment, alteration or waiver of any provision of the bye-laws in a manner adverse to the holders of the Class B shares; and

•	any authorization or any designation, whether by reclassification or otherwise, of any new class or series of shares or any other securities convertible into equity securities of the Company having voting rights or ranking on a parity with or senior to the Class B shares in right of redemption, liquidation preference, or dividend rights, or any increase in the authorized or designated number of any such new class or series.

In addition to the rights above, holders of Class B shares had the right to nominate a majority of the board of directors for election for as long as such holders own at least a majority of the shares of the Company. In the event that such holders owned between 25% and 50% of the shares of the Company, they would have had the right to nominate that number of directors commensurate with their percentage ownership of the Company, with such number being not less than two.

There were no Class B shares outstanding immediately prior to the Texas Conversion and the board of directors of the Company had no intention of issuing any further Class B shares. For this reason, the organizational documents of Forbes Texas do not contain any class of share equivalent to the Class B shares of Forbes Bermuda.

Duties of Directors

Bermuda law provides that directors of a Bermuda company owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following elements: (i) a duty to act honestly and in good faith with a view to the best interests of the company; (ii) a duty not to make a personal profit from opportunities that arise from the office of director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended. The Companies Act also imposes a duty on directors and officers of a Bermuda company to (i) act honestly and in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company. The bye-laws of Forbes Bermuda in effect prior to the Texas Conversion stated that our business is to be managed and conducted by the board of directors.

Under Texas law, the board of directors of a corporation is charged with the fiduciary duties of obedience, loyalty and due care. The duty of obedience demands that a director avoid committing ultra vires acts, i.e., acts beyond the scope of the authority of the corporation. The duty of loyalty requires that a director act in good faith, not allowing his or her personal interests to prevail over the interests of the corporation. The duty of due care dictates that a director handle his corporate duties with such care as an ordinarily prudent man would use under similar circumstances. In applying the duty of care, Texas courts have given directors the benefit of the “business judgment rule” and have often refrained from imposing liability on directors absent a showing of an ultra vires action or the taint of fraud.

Interested Directors

Both the bye-laws of Forbes Bermuda in effect prior to the Texas Conversion and the current bylaws of Forbes Texas allow an interested director to be taken into account in determining whether a quorum is present and, if not disqualified by the chairman of the relevant meeting, to vote on a transaction in which the director has an interest, provided that such director makes a declaration of his or her interest in the transaction pursuant to the applicable laws.

Further, under Texas law, an otherwise valid contract or transaction is valid notwithstanding that the director has an interest if (i) the material facts as to the relationship or interest are disclosed or are known to (a) the board of directors and the board of directors authorizes the contract by the approval of a majority of the disinterested directors, regardless of whether the disinterested directors constitute a quorum; or (b) the shareholders entitled to vote on the authorization of the contract or transaction and the contract or transaction is specifically approved in good faith by a vote of the shareholders; and (ii) the contract or transaction is fair to the company when the contract or transaction is authorized, approved or ratified. The fact that an interested director is present and voting on a transaction in which he is interested does not, in and of itself, make the transaction void. Under Texas law, such interested director could be held liable for a transaction in which such director breached his or her duty of loyalty or received improper benefit.

Voting Rights

Under Bermuda law, the voting rights of shareholders are regulated by the company’s bye-laws and, in certain circumstances, the Companies Act. With the exception of certain shareholder actions discussed below, the bye-laws of Forbes Bermuda in effect prior to the Conversion provided that questions proposed for the consideration of the shareholders, including the removal of a director, would be decided by the affirmative vote of a majority of the votes cast in accordance with the bye-laws. With respect to the election of directors, the bye-laws of Forbes Bermuda in effect prior to the Texas Conversion only required a plurality of the shareholder votes properly cast. Further, the bye-laws of Forbes Bermuda in effect prior to the Texas Conversion required the affirmative vote of at least 66 2/3% of the shares represented, in person or by proxy at a meeting at which a quorum is present, in order to pass a shareholder resolution approving (i) a business combination with an interested shareholder, (ii) the amendment of certain bye-laws or (iii) a change to the board of directors which reduces the number of directors below five or increases the number above seven. Additionally, the bye-laws of Forbes Bermuda provided that any variation of the rights of the holders of a class of the Company’s securities requires the vote of at least 66 2/3% of the shares of that class represented in person or by proxy at a meeting at which a quorum is present.

Under Texas law, which governs Forbes Texas, unless otherwise provided in a company’s certificate of formation or bylaws, (i) directors shall be elected by a plurality of votes cast by the holders of shares entitled to vote thereon; (ii) fundamental actions, which shall include an amendment to the certificate of formation or a voluntary winding up the company, shall be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote on such action; (iii) all other shareholder action must be approved by a vote of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to, the matter at a shareholder meeting at which a quorum is present. The certificate of formation and bylaws of Forbes Texas provide for similar voting rights to those described above in the bye-laws of Forbes Bermuda, provided that the organizational documents of Forbes Texas do not contain requirements for the approval of business combinations with interested shareholders. Texas law imposes statutory requirements on the approval of transactions with affiliated shareholders, which are described above in “Capital Stock—Anti-Takeover Provisions in Texas Law and the New Forbes Texas Certificate of Formation and Bylaws.”

Bermuda law permits a Bermuda company to divide its board of directors into multiple classes having staggered terms of up to three years each. Similarly, Texas law permits a company to divide its directors into two or three classes of directors with staggered terms of office of up to three years each. Nevertheless, our board of directors has not been divided into classes with staggered terms.

Each share of our Series A Preferred Stock, none of which are currently outstanding, entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Company, subject to adjustment, including a proportional adjustment in connection with the Share Consolidation. Further, in the event that dividends on the Series A Preferred Stock have not been declared and paid or set apart for payment, the holders of the Series A Preferred Stock shall have the right to elect two members to the board of directors. Holders of our Series B Preferred Stock, of which 588,059 shares are outstanding, also have the right to vote with the holders of the common shares on an “as-converted” basis, upon all matters presented to the shareholders of the Company for their action or consideration, in the event that Forbes Texas has not declared and paid in full dividends on the Series B Preferred Stock, in cash or in kind, for eight or more quarterly dividend periods. Both the Series A Preferred Stock and the Series B Preferred Stock grant their holders certain rights to vote as a separate class on matters that affect their rights adversely. See “Capital Stock—Preferred Stock” above for more information. The voting rights of the Series A Preferred Stock and the Series B Preferred Stock of Forbes Texas are substantially identical to the voting rights of the Series A Preferred Shares and Series B Preferred Shares of Forbes Bermuda.

Dividends and Other Distributions

Bermuda law does not permit a company to declare or pay dividends if there are reasonable grounds for believing that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than the aggregate of its liabilities, its issued share capital and its share premium accounts. Issued share capital is the aggregate par value of the company’s issued shares, and the share premium account is the aggregate amount paid for issued shares over and above their par value. Share premium accounts may be reduced in certain limited circumstances. The byelaws of Forbes Bermuda in effect prior to the Texas Conversion provided that the holders of common shares are entitled to such dividends as the board of directors may from time to time declare.

Under Texas law, subject to any restrictions contained in the company’s certificate of formation, a company may pay dividends if there is surplus that is equal to or greater than the aggregate par value of the dividend and if the payment of the dividend would not render the company insolvent. Each share of Forbes Texas common stock is entitled to dividends if, as and when dividends are declared by the board of directors of Forbes Texas, subject to any preference dividend right of the holders of any preferred stock, which include the rights of the Series B Preferred Stock discussed above.

Special Meetings of Shareholders

Bermuda law and the bye-laws of Forbes Bermuda in effect prior to the Texas Conversion provided that a special general meeting of shareholders may be called by the president or chairman of the board of directors of the Company. Further, upon the request of shareholders holding not less than one-tenth of the paid-up capital of the Company carrying the right to vote at general meetings the board of directors would have to call a special general meeting.

Texas law provides that a special meeting of the shareholders of a corporation may be called by the president, the board of directors, shareholders of at least 10% of more of the shareholders entitled to vote (unless a greater percentage is required by the certificate of formation), and any other person authorized to call special meetings by the certificate of formation or the bylaws.

Similar to the bye-laws of Forbes Bermuda, the bylaws of Forbes Texas permit shareholders who hold one-tenth or more of the share capital entitled to vote, to request a special meeting of the shareholders. Additionally, as with the bye-laws of Forbes Bermuda in effect prior to the Texas Conversion, the bylaws of Forbes Texas do not permit shareholders to call special meetings for the purpose of electing directors.

Notice of Shareholder Meetings

Bermuda law requires that a company give its shareholders at least five days notice of a meeting of the company, other than an adjourned meeting. The bye-laws of Forbes Bermuda in effect prior to the Texas Conversion provided that we must give our shareholders at least 21 days’ notice of an annual or special general meeting. Notices had to state the date, place and time at which the meeting would be held and the general nature of the business to be considered at the meeting. Notice could be given by the Company to a shareholder by delivering it to such shareholder in person, sending it by letter or courier or transmitting it by electronic means in accordance with the consent and directions of such shareholder. The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice would not have invalidated the proceedings at the meeting.

Under Texas law and the new bylaws of Forbes Texas, notice of an annual or special meeting must be give no later than the tenth day and not earlier than the sixtieth day before the date of the meeting to each shareholder entitled to vote thereat. Notice must state the date, place and time of the meeting and a statement regarding the purpose or purposes of the meeting. In the event that a fundamental business transaction (as defined by the TBOC) is to be considered at a special or annual meeting, notice must be given to the shareholders not later than the 21 day before the date of the meeting.

Similar to the bye-laws of Forbes Bermuda in effect prior to the Texas Conversion, the bylaws of Forbes Texas permit notice to be given to shareholders by delivering it to such shareholder in person, sending it by letter or courier or transmitting it by electronic means in accordance with the consent and directions of such shareholder. Texas law and the bylaws of Forbes Texas require that a shareholder consent before the Company is permitted to provide notice by electronic transmission. Further such shareholder retains the right to revoke its consent to notice by electronic transmission. Under Texas law, electronic notice is deemed given when the notice is: (i) transmitted to a facsimile number provided by the shareholder for the purpose of receiving notice; (ii) transmitted to an electronic mail address provided by the shareholder for the purpose of receiving notice; (iii) posted on an electronic network and a message is sent to the shareholder at the address provided by the shareholder for the purpose of alerting the shareholder of a posting; or (iv) communicated to the shareholder by any other form of electronic transmission consented to by the shareholder. An affidavit of the secretary, assistant secretary, transfer agent or other agent of the Company stating that notice has been provided to a shareholder by electronic transmission is, in the absence of fraud, prima facie evidence that the notice was provided.

Advance Notice of Shareholder Proposals

The bye-laws of Forbes Bermuda in effect prior to the Texas Conversion provided that any shareholder wishing to propose for election as a director someone who is not an existing director and not proposed by the board of directors had to give notice of the intention to propose the person for election. This notice generally had to be given not less than 20 and no more than 60 days before the anniversary of the last annual meeting.

Consistent with securities law, the new Forbes Texas bylaws provide that notice of shareholder nomination for director or other proposals must be given in writing to the secretary of Forbes Texas during a specific period prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of Forbes Texas (i) in the case of an annual meeting, not less than 90 and no more than 150 days before the one-year anniversary of the preceding year’s annual meeting and (ii) in the case of a special meeting, not less than 90 and no more than 150 days before the special meeting or 10 days following the day on which notice of the special meeting is publicly announced. Such notices must set forth (i) information regarding the shareholder giving the notice, including the name, address and holdings of such shareholder, (ii) any agreements such shareholder has made with respect to the equity securities of the Company, (iii) a description of the matter to be considered at the meeting, including if the matter relates to the election of a director, information about the director nominee, and (iv) other information required by securities laws. Shareholders may not nominate directors at a special meeting unless the board of directors calls for an election of directors at the meeting. To submit a nomination or other proposal for consideration at a shareholder meeting, the shareholder must be entitled to vote on the matter at the meeting.

Conduct of Meetings

Bermuda law provides that a company’s bye-laws may contain provisions relating to the conduct of annual and special meetings and the bye-laws of Forbes Bermuda prior to the Texas Conversion provided that the Chairman of our board of directors, or if there was no Chairman, the President of the Company, would serve as chairman of shareholder meetings at which he or she is present and in his or her absence a chairman shall be appointed or selected by those present at the meeting and entitled to vote.

Texas law does not restrict a company’s ability to provide for the conduct of shareholder meetings in its organizational documents. The bylaws of Forbes Texas, similar to the bye-laws of Forbes Bermuda, provide that the Chairman of its board of directors or, in his or her absence, the President of the Company, will serve as chairman of shareholder meetings. In the absence of the chairman of the board of directors and the President, a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

Approval of Corporate Matters by Written Consent

Bermuda law provides that, unless otherwise provided in a company’s bye-laws, anything which may be done in a general meeting of the shareholders may be done by resolution in writing, without a meeting, provided that notice of such resolution is circulated, along with a copy of the resolution, to all shareholders who would be entitled to attend a meeting and vote on the resolution. The bye-laws of Forbes Bermuda in effect prior to the Texas Conversion provided that, after an initial public offering, holders of voting shares, other than holders of Class B Shares, would not have been entitled to vote their respective voting shares in the form of a written resolution.

With certain limited exceptions, Texas law permits shareholders to take action by unanimous written consent. Nevertheless, Texas law only permits shareholder action by less than unanimous written consent to the extent it is provided for in the certificate of formation of the company. The certificate of formation of Forbes Texas does not contain a provision allowing for shareholder action by less than unanimous written consent. Thus, shareholders will only be permitted to take action by written consent only if such consent is unanimous.

Bylaws

The bye-laws of Forbes Bermuda in effect prior to the Texas Conversion contained provisions which under Texas law are contained in a corporation’s certificate of formation, such as provisions related to the power to issue shares and the rights attaching to shares. Therefore, those provisions are located in the certificate of formation of Forbes Texas.

Alteration of Share Capital

Under the bye-laws of Forbes Bermuda in effect prior to the Texas Conversion, the board of directors of the Company was authorized to increase, divide, consolidate, subdivide or reduce its share capital in any manner permitted by Bermuda law, without the consent of the shareholders. Under Texas law, the reclassification of issued securities requires an amendment to the Company’s certificate of formation, which would require shareholder consent, as discussed below. Therefore, after the Texas Conversion, Forbes Texas does not have the ability to conduct a future stock split without shareholder consent.

Amendment of Certificate of Formation and Bylaws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Nevertheless, the holders of not less than 20% in par value of the company’s issued share capital or any class thereof have the right, under Bermuda law, to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

The Companies Act provides that the board of directors of a company may amend bye-laws but any such amendment shall be submitted to a general meeting of the company and shall become operative only to such extent as they are approved at such meeting. The bye-laws of Forbes Bermuda in effect prior to the Texas Conversion provided that no bye-law may be rescinded, altered or amended and no new bye-law may be made until the same has been approved by a majority of the directors then in office and by a resolution of the shareholders. In the case of certain bye-laws, such as the bye-laws relating to approval of business combinations and the power to alter the share capital, the required resolutions would have needed to be approved by the affirmative vote of at least 66 2/3% of our directors then in office and of at least 66 2/3% percent of the votes attaching to all shares in issue (including any Class B shares outstanding, voting on an as-converted basis). In the case of certain bye-laws related to matters affecting Class B shares, the required resolutions would have also needed to include the affirmative vote of holders of at least 75% of the Class B shares then outstanding.

Under Texas law, certain provisions regarding the regulation of a corporation which would traditionally be found in the bye-laws of a Bermuda company, such as the description of the share capital of the company, are placed in a corporation’s certificate of formation. Therefore, provisions regarding the share capital and amendments to the bylaws of Forbes Texas are found in its certificate of formation. Under Texas law, most amendments to the certificate of formation require the affirmative vote of 66 2/3% of the voting stock.

Under Texas law, the board of directors of a corporation may amend, repeal or adopt new bylaws unless the corporation’s certificate of formation wholly or partly reserves this power to the shareholders. The certificate of formation of Forbes Texas partly reserves this right to the shareholders. Similar to the bye-laws of Forbes Bermuda in effect prior to the Texas Conversion, the certificate of formation of Forbes Texas requires that amendments to the bylaws be approved by a resolution of a majority of our board of directors and by a resolution of the shareholders. Further, similar to the bye-laws of Forbes Bermuda, certain amendments to the bylaws, such as the bylaw regarding the removal of directors, must be approved by at least 66 2/3% of the voting stock.

Mergers and Similar Arrangements

The amalgamation (or merger) of a Bermuda company with another company or corporation (other than certain affiliated companies) requires approval of the amalgamation agreement by the company’s board of directors and by its shareholders. Unless the company’s bye-laws otherwise provide, the Companies Act requires the approval of 75% of the shareholders voting at such meeting to approve the amalgamation and amalgamation agreement, and the quorum for such meeting must be at least two persons holding or representing by proxy more than one-third of the issued and outstanding shares of the company. The bye-laws of Forbes Bermuda in effect prior to the Texas Conversion contained provisions regarding “business combinations” with “interested shareholders”. Pursuant to the bye-laws of Forbes Bermuda, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder had to be approved by our board and authorized at an annual or special general meeting by the affirmative vote of at least 66 2/3% of our issued and outstanding voting shares that are not owned by the interested shareholder, unless: (i) prior to the time that the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our issued and outstanding voting shares at the time the transaction commenced. For purposes of these provisions, “business combinations” include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder. An “interested shareholder” was a person that beneficially owned 15% or more of our issued and outstanding voting shares and any person affiliated or associated with us that owned 15% or more of our issued and outstanding voting shares at any time three years prior to the relevant time.

Under Texas law, with certain exceptions (discussed below), a merger, consolidation or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and shareholders. Unless the certificate of formation provides otherwise, which the bylaws of Forbes Texas do not, the vote of at least two-thirds of the issued and outstanding shares entitled to vote thereon is required to approve most of these types of transactions. Further, in certain circumstances, separate voting by a class is required for the approval of the merger or consolidation.

Under Texas law, no shareholder approval is required with respect to a merger or consolidation where (i) the corporation is the sole surviving corporation in the merger; (ii) the certificate of formation of the corporation following the merger will not differ from the corporation’s certificate of formation before the merger; (iii) immediately after the merger, each shareholder of the company before the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights; (iv) the sum of the voting power of the shares outstanding immediately after the merger and the voting power of the securities that may be acquired on the conversion of securities issued under the merger does not exceed by more than 20% the voting power of the shares outstanding immediately before the merger; and (v) the sum of the number of participating shares that are outstanding immediately after the merger and the number of participating shares that may be acquired on the conversion of securities issued under the merger does not exceed by more than 20% the total number of participating shares of the outstanding immediately before the merger.

Texas law also prohibits companies from engaging in any business combination with an “affiliated shareholder” (which is defined as a person owning 20% or more of the outstanding voting stock of an issuing corporation) for a period of three years subsequent to the date on which the shareholder became an interested shareholder unless: (i) the business combination or acquisition of shares by the affiliate shareholder is approved prior to the time that the person becomes an affiliated shareholder; or (ii) the business combination is approved by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the affiliated shareholders.

These provisions may have anti-takeover implications in that they may delay, defer or prevent a change of control through a merger or other transaction having a similar effect.

Appraisal Rights

Under Bermuda law, any shareholder of a Bermuda company who does not vote in favor of an amalgamation (or merger) of such Bermuda company with another company and is not satisfied that fair value offered for his or her shares may apply to the Bermuda Supreme Court within one month of notice of the shareholders’ meeting, for appraisal of the fair value of his or her shares. Under Bermuda law and our bye-laws, our amalgamation with another company (other than certain affiliated companies) requires the amalgamation and the agreement related thereto first be approved and recommended by a majority of our board of directors and then approved by a majority of shareholder votes cast at a meeting at which the transaction is considered.

Except for the limited classes of mergers, share exchanges, sales and asset dispositions for which no shareholder approval is required under Texas law, shareholders of Texas corporations have rights of dissent and appraisal in the event of a merger, share exchange, sale, lease, exchange or other disposition of all, or substantially all, the property and assets of the corporation if special authorization of the shareholders is required by Texas law. Notwithstanding the foregoing, a shareholder of a Texas corporation has no rights of dissent and appraisal with respect to any plan of merger in which there is a single surviving or new domestic or foreign corporation, or with respect to any plan of exchange, if: (i) the shares held by the shareholder are part of a class of shares which are (a) listed on a national securities exchange, (b) listed on NASDAQ or successor entity or (c) are held of record by not less than 2,000 holders, on the record date for the plan of merger or the plan of exchange; (ii) the shareholder is not required by the terms of the plan of merger or exchange to accept for his shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any holder of shares of the same class or series; and (iii) the shareholder is not required by the terms of the plan of merger or exchange to accept any consideration other than (a) shares of a corporation that, immediately after the merger or exchange, will be part of a class or series of shares which are (A) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, (B) approved for quotation as a national market security on an interdealer quotation system by the NASD or successor entity, or (C) held of record by not less than 2,000 holders, (b) cash in lieu of fractional shares otherwise entitled to be received or (c) any combination of (a) and (b).

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to allegations of acts constituting fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company shareholders than the percentage of shareholders who actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company. Further, the bye-laws of Forbes Bermuda in effect prior to the Texas Conversion contained a provision by virtue of which the shareholders waived any claim or right of action that they had, both individually and on behalf of the Company, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. See “—Limitation of Liability and Indemnification Matters” below.

Under Texas law, class actions and derivative actions are generally available to shareholders of a corporation. With regard to derivative actions, except in limited circumstances, a shareholder of a Texas corporation may not institute a derivative action until 91 days after the date a written demand is filed with the corporation stating with particularity the act, omission or other matter that is the subject of the claim. Further, Texas law permits a court to order the winning party in a derivative action to pay the attorneys’ fees incurred in connection with such action.

The new Forbes Texas certificate of formation limits or eliminates the liability of directors of Forbes Texas to the shareholders of Forbes Texas under certain circumstances. See “—Limitation of Liability and Indemnification Matters” below.

Takeovers

Under Bermuda law, if a scheme or contract involving the transfer of shares (or any class of shares) of a company to another company has, within four months after the making of the offer, been approved by the holders of not less than 90% of the shares whose transfer is involved, the transferee company may, at any time within two months of the date on which such approval is obtained, require the dissenting shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the Bermuda Supreme Court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court should be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

Under Texas law, a parent company is permitted to merge with a subsidiary by the resolution of its board of directors, without shareholder approval, if the parent company owns at least 90% of each class of equity interest of its subsidiary and the parent company will be the surviving entity. With respect to certain mergers and takeovers of Texas corporations, Texas law provides rights of dissent and appraisal for dissenting shareholders.

Share Repurchases

Bermuda law permits a company to purchase its own shares if authorized to do so by its memorandum of association or byelaws. The bye-laws of Forbes Bermuda in effect prior to the Texas Conversion allowed us to purchase our own shares for cancellation or to acquire them as treasury shares on such terms as our board of directors saw fit, without obtaining prior shareholder approval.

Texas law permits a corporation to redeem its own shares on such terms as its board of directors may authorize, provided that a redemption may not violate such corporation’s certificate of formation and, unless done in compliance with the termination of the corporation, may not cause the corporation to become insolvent and may not exceed the net assets of the corporation. As with Forbes Bermuda prior to the Texas Conversion, the ability of Forbes Texas to repurchase its common stock may be limited by the indenture governing its senior notes and the rights of the holders of the Series B Preferred Stock.

Blank Check Preferred Stock

The authorized share capital of Forbes Bermuda, under the bye-laws of Forbes Bermuda in effect prior to the Texas Conversion, included 10,000,000 authorized preference shares, of which no Series A Preferred Shares and 588,059 Series B Preferred Shares were issued. The bye-laws of Forbes Bermuda allowed our board of directors, without shareholder approval, to determine the powers, preferences and rights of the preference shares and to issue any authorized but unissued preference shares (subject to restrictions in our current certificates of designation).

The share capital of Forbes Texas includes 10,000,000 authorized shares of preferred stock of which no shares of Series A Preferred Stock and 588,059 shares of Series B Preferred Stock are outstanding. Similar to the bye-laws of Forbes Bermuda, the certificate of formation of Forbes Texas permits the board of directors, without shareholder approval, to determine the powers, preferences and rights of the preference shares and to issue any authorized but unissued preference shares. This ability could be used by our board to delay, defer or prevent a change of control. Further, the issuance of preferred stock with a liquidation preference greater than the common stock could decrease the amount of assets available for distribution to holders of common stock in the event of a liquidation. Our board of directors does not currently intend to seek shareholder approval to issue any preferred stock, unless otherwise required by law.

Variation of Shareholder Rights

Under Bermuda law, if at any time a company has more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, of share may be varied with (i) the consent in writing of the holders of 75% in nominal value of the issued shares of that class, or (ii) the sanction of a resolution passed at a separate general meeting of holders of the shares of the class at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Notwithstanding the foregoing, the bye-laws of Forbes Bermuda in effect prior to the Texas Conversion provided that the rights attached to any class of share (unless otherwise provided by the terms of the issue of the shares of that class) could have been varied with the consent in writing of the holders of 66 2/3% of the issued shares of that class or with the sanction of a resolution passed by holders of 66 2/3% of the shares of the class represented in person or by proxy at a meeting at which a quorum is present. In addition, the rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

The rights attached to the share classes of Forbes Texas are set forth in its certificate of formation. Under the TBOC, an amendment to the certificate of formation requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation, unless any class or series is entitled to vote thereon as a class, in which event the proposed amendment shall be adopted upon receiving the affirmative vote of the holders of at least two-thirds of the shares within each class or series entitled to vote thereon as a class and at least two-thirds of the total outstanding shares entitled to vote thereon. Holders of the outstanding shares of a class, or series, must vote as a class upon a proposed amendment, regardless of whether the holders are entitled to vote thereon by the certificate of formation, if the amendment would: (i) increase or decrease the aggregate number of authorized shares of such class or series; (ii) increase or decrease the par value of the shares of such class or series; (iii) effect an exchange, reclassification or cancellation of all or part of the shares of such series; (iv) effect an exchange, or create a right of exchange of all or part of the shares of such class or series; (v) change the designations, preferences, limitations or relative rights of such class or series; (vi) change the shares of such class or series into the same or a different number of shares of the same class or another class or series; (vii) create a new class or series of shares having rights and preferences equal, prior or superior to the shares of such class or series; (viii) increase the rights and preferences of any class or series having rights and preferences equal, prior or superior to the shares of such class or series; (ix) increase the rights and preferences of any class or series having rights or preferences later or inferior to the shares of such class or series in such a manner as to become equal, prior or superior to the shares of such class or series; (x) divide the shares of such class into series; (xi) limit or change the existing preemptive rights of the shares of such class or series; (xii) cancel or otherwise affect dividends on the shares of such class or series which had accrued but had not been declared; or (xiii) include or delete any provision required or permitted as to close corporations.

Access to Books and Records and Dissemination of Information

Under Bermuda law, members of the general public have a right to inspect the public documents of a Bermuda company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association, notice of registered office, certificate of incorporation, register of charges and any prospectus filed with the Bermuda Registrar of Companies. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings, and the company’s audited financial statements, which must be presented to the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Texas law provides that, subject to the governing documents and on written demand stating a proper purpose, a shareholder of a corporation, which has been a shareholder for at least six months immediately preceding the demand or holds at least five percent of all the outstanding shares of the corporation, is entitled to examine and copy the relevant books, records of account, minutes and share transfer records. Further, a list of shareholders entitled to vote at each shareholder meeting must be available for inspection by shareholders during regular business hours at least 10 days prior to such shareholder meeting.

Limitation of Liability and Indemnification Matters

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers, and auditors against any liability that by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty, or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer, or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers, and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The bye-laws of Forbes Bermuda in effect prior to the Texas Conversion provided that it shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The bye-laws of Forbes Bermuda provided that the shareholders waived all claims or rights of action that they had, individually or in right of the Company, against each of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. The Companies Act permits the Company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty, or breach of trust, whether or not the Company may otherwise indemnify such officer or director. The Company purchased and maintained a directors’ and officers’ liability policy for such a purpose.

Under the TBOC, a corporation is permitted to provide indemnification by certificate of formation or bylaw provision, resolution of the shareholders or directors, agreement, or otherwise, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by a governing person, former governing person, or delegate, who was, is, or is threatened to be made a named defendant or respondent in a proceeding if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed that (a) in the case of conduct in his official capacity that his conduct was in the corporation’s best interest and (b) in any other case, that his conduct was not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the person is found liable to the corporation, or if the person is found liable on the basis that he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred by the person in connection with the proceedings and does not include a judgment, a penalty, a fine, and an excise or similar tax, and no indemnification will be available if the person is found liable for willful or intentional misconduct, breach of the person’s duty of loyalty, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Under Texas law, indemnification by the corporation is mandatory if the director is wholly successful on the merits or otherwise, in the defense of the proceeding.

The bylaws of Forbes Texas provide that it shall indemnify, to the fullest extent permitted by Texas law, any person who was, is or is threatened to be made a respondent in a proceeding by reason of the fact that such person is or was a governing person or a delegate of the Company. Under Texas law, Forbes Texas will remain obligated on any indemnification obligations of Forbes Bermuda arising prior to the Texas Conversion.

Dissolution

Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, the majority of the directors, shall each make and file with the Bermuda Register of Companies a statutory declaration to the effect that they have formed the opinion that the company would be able to pay its debts in full within such period not exceeding twelve months from the commencement of the winding up. A general meeting of shareholders would be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.

Under Texas law, a corporation with outstanding capital stock may voluntarily dissolve (1) if the board of directors adopts a resolution to that effect and the holders of two-thirds of the outstanding shares entitled to vote thereon vote for such resolution (unless any class or series is entitled to vote thereon as a class, in which event the proposed resolution shall be adopted upon receiving the affirmative vote of the holders of at least two-thirds of the shares within each class or series entitled to vote thereon as a class and at least two-thirds of the total outstanding shares entitled to vote thereon); or (2) if all shareholders of the corporation consent in writing to the dissolution.

Listing

Prior to the Share Consolidation and Texas Conversion, the common shares of Forbes Bermuda were listed on the Toronto Stock Exchange under the symbol “FRB.TO” and traded in the U.S. on the “pink sheets” under the symbol “FESLF.PK.” We have received approval from the TSX to continue listing the common stock of Forbes Texas after the Share Consolidation and Texas Conversion under the symbol “FRB.TO.” We began trading on a post-consolidated, post-conversion basis on the TSX on Tuesday, August 16, 2011. As discussed above, the Company’s common stock was listed on NASDAQ on Tuesday, August 16, 2011. No preference shares of Forbes Bermuda were listed on any exchange and Forbes Texas does not currently intend to list its Preferred Stock on any exchange.

Transfer Agent and Registrar

Prior to the Texas Conversion, the transfer agent and registrar for the common shares of Forbes Bermuda was CIBC Mellon Trust Company. Upon effectiveness of the Conversion, American Stock Transfer & Trust Company, LLC became the transfer agent and registrar for the common stock of Forbes Texas and CIBC Mellon Trust Company became the co-transfer agent for the common stock of Forbes Texas.

Governing Documents

We effected the Texas Conversion by filing a plan of conversion, certificate of formation and certificate of conversion of Forbes Texas with the Texas Secretary of State and a notice of discontinuance for Forbes Bermuda with the Bermuda Registrar of Companies. In connection with the Texas Conversion, we also adopted a new set of bylaws that will be governed by Texas law. The governing documents of Forbes Texas differ from the governing documents of Forbes Bermuda. Similarly, Texas law differs from Bermuda law. These differences may affect the rights of our shareholders. See “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for Forbes Bermuda and Forbes Texas” above.

Effective Time

To effect the Texas Conversion we (i) filed the plan of conversion, certificate of formation and certificate of conversion of Forbes Texas with the Texas Secretary of State, (ii) filed a notice of discontinuance with the Bermuda Registrar of Companies and (iii) filed certified copies of the certificates filed in Texas with the Bermuda Registrar of Companies. The Texas Conversion was deemed effective on the effective date set forth in the certificate of formation, plan of conversion and certificate of conversion, which was August 12, 2011 at 6:00 a.m., Central time, once all the necessary documents had been properly filed.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SHARE CONSOLIDATION

AND TEXAS CONVERSION

Since its formation in 2008, Forbes Bermuda had always been treated as a U.S. domestic corporation pursuant to Section 7874 (b) of the Internal Revenue Code of 1986, as amended, and, as a result, was subject to U.S. federal income taxes. Further, as the principal operations of Forbes Bermuda are in Texas, Forbes Bermuda had been subject to Texas franchise taxes. For these reasons, the Texas Conversion did not cause the Company to be subject to additional U.S. federal Income taxes or Texas franchise taxes.

Additionally, with respect to the Company’s shareholders, the Share Consolidation and Texas Conversion each constituted a tax-free reorganization within the meaning of Section 368(a)(1)(E) and Section 368(a)(1)(F) of the Code, respectively. Accordingly, for federal income tax purposes: (i) no gain or loss should be recognized by the holders of common stock of Forbes Texas as a result of the consummation of the Share Consolidation and Texas Conversion (except with respect to any cash received in lieu of fractional shares), (ii) the aggregate tax basis of shares of common stock of Forbes Texas received as a result of the Share Consolidation and in the Texas Conversion is the same as the aggregate tax basis of common shares of Forbes Bermuda exchanged in the Share Consolidation and Texas Conversion, (iii) the holding period with respect to the common stock of Forbes Texas includes the period during which such shareholder held the corresponding common shares of Forbes Bermuda, so long as the common shares were held as a capital asset at the time of the consummation of the Share Consolidation and Texas Conversion, and (iv) the Company did not recognize any gain or loss as a result of the Share Consolidation and Texas Conversion.

For United States federal income tax purposes, the payment of cash in lieu of the issuance of fractional shares as a result of the Share Consolidation will result in a taxable gain or loss. The amount of such gain or loss to a shareholder will be the same as if fractional shares were actually issued by the Company and were immediately sold by such shareholder for the cash payment received.

The foregoing is a discussion of all material federal income tax consequences associated with the Share Consolidation and the Tax Conversion for the Company and its U.S. shareholders. The laws, regulations, rulings and decisions on which this overview is based, are all subject to change (possibly with retroactive effect). This discussion does not address applicable state, local or foreign tax laws. WE STRONGLY URGE EACH SHAREHOLDER TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE SHARE CONSOLIDATION AND TEXAS CONVERSION.

This filing includes forward-looking statements concerning the Company’s plans and intentions regarding the trading of the Company’s common stock on the TSX and NASDAQ. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which was previously filed, as well as other filings the Company has made with the Securities and Exchange Commission.

Item 5.03 – Amendments to the Articles of Incorporation or Bylaws, Change in Fiscal Year.

The information included in Item 3.03 above is hereby incorporated by reference into this Item 5.03.

Item 8.01 – Other Events.

In connection with the Company’s listing and trading of its common stock on a post-consolidation, post-conversion basis on the NASDAQ, the board of directors adopted and approved amendments to the Audit Committee Charter, the Compensation Committee Charter, Nominating Corporate Governance Committee Charter and the Corporate Governance Guidelines to comply with NASDAQ’s requirements relating to Audit Committees, the Director Nominations Process, the Compensation of Officers, Board Composition, Executive Sessions, Quorum and Code of Conduct.

The amended and restated Audit Committee Charter, the Compensation Committee Charter, Nominating Corporate Governance Committee Charter and the Corporate Governance Guidelines are attached hereto as Exhibits 99.3, 99.4, 99.5 and 99.6 respectively, and will each be posted in the Investor Relations section of the Company’s website, www.forbesenergyservices.com, as soon as practicable.

Item 9.01 – Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Formation of Forbes Energy Services Ltd. (including the certificates of designation for the Company’s Series A Preferred Stock and Series B Preferred Stock attached as appendices thereto).

3.2	Amended and Restated Bylaws of Forbes Energy Services Ltd.

4.1	Specimen Certificate for the Company’s common stock, $0.04 par value.

99.1	Press Release, dated August 12, 2011.

99.2	Press Release, dated August 15, 2011.

99.3	Audit Committee Charter

99.4	Compensation Committee Charter

99.5	Nominating Corporate Governance Committee Charter

99.6	Corporate Governance Guidelines

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forbes Energy Services Ltd

Date: August 17, 2011	/s/ L. Melvin Cooper
L. Melvin Cooper, Chief Financial Officer